Exhibit 5.1

Mammon Omicron Acquisition Corp the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands	D E	+852 3656 6054 nathan.powell@ogier.com
	D E	+852 3656 6073 rachel.huang@ogier.com

Reference: NMP/RHY/514584.00001

6 February 2026

Mammon Omicron Acquisition Corp (Company number: 423186) (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in connection with the Company’s registration statement on Form S-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933 (the Act), as amended, (including its exhibits, the Registration Statement) related to the offering and sale of:

(a)	up to 6,900,000 units (together, the Units), each Unit consisting of one ordinary share of the Company of US$0.0001 each (the Ordinary Shares) and one right entitling the holder thereof to receive one-eighth (1/8) of one Ordinary Share (the Rights), including up to 900,000 Units (the Over-Allotment Units) which several underwriters, for whom Chardan Capital Markets, LLC is acting as representative (the Representative), will have a 45-day option to purchase from the Company to cover over-allotments, if any;

(b)	all Ordinary Shares and the Rights issued as part of the Units and the Over-Allotment Units; and

(c)	all Ordinary Shares that may be issued upon exercise of the Rights included in the Units and the Over-Allotment Units.

This opinion is given in accordance with the terms of the “Legal Matters” section of the Registration Statement.

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li Cecilia Li	Yuki Yan David Lin Alan Wong Janice Chu Zhao Rong Ooi Rachel Huang** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* ** ‡	admitted in New Zealand admitted in England and Wales not ordinarily resident in Hong Kong

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in Schedule 1. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined the corporate and other documents and conducted the searches listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar).

Corporate power

(b)	The Company has all requisite power under its Memorandum and Articles (each as defined in Schedule 1) to exercise its rights and perform its obligations under and as described in the Registration Statement.

Shares

(c)	The Ordinary Shares included in the Units and Over-allotment Units to be offered and issued by the Company as contemplated by the Registration Statement and the Underwriting Agreement (each as defined in Schedule 1), have been duly authorised and when issued by the Company upon:

(i)	payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement (including the terms in the Underwriting Agreement) and in accordance with the then effective memorandum and articles of the Company; and

(ii)	such issuance of the Ordinary Shares have been duly registered in the Company’s register of members as fully paid shares,

shall be validly issued, fully paid and non-assessable.

(d)	Any Ordinary Shares to be issued by the Company pursuant to the Rights, in each case when the Rights are exercisable under the terms of the Rights Documents (as defined in Schedule 1), referred to within the Registration Statement, have been duly authorised and when issued by the Company upon:

(i)	due exercise of the Rights comprised in the Units and Over-allotment Units in accordance with the terms set out in the Registration Statement (including the terms in the Rights Documents) and in accordance with the Company’s then effective memorandum and articles association; and

(ii)	such issuance of Ordinary Shares have been duly registered in the Company’s register of members as fully paid shares,

shall be validly issued, fully paid and non-assessable.

(e)	The execution, delivery and performance of the Unit Certificates and the Rights Documents have been authorised by and on behalf of the Company and, once the Unit Certificates and the Rights Documents have been executed and delivered by any director or officer of the Company, the Unit Certificates and the Rights Documents will be duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

No litigation revealed

(f)	Based solely on our investigation of the Register of Writs and Other Originating Process (Register of Writs), no litigation was pending in the Cayman Islands against the Company, nor had any petition been presented or order made for the winding up of the Company, as of the close of business on the day before our inspection.

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Registration Statement and the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement and the Documents (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the Registration Statement and the Documents will result in the breach of or infringe any other agreement, deed or document (other than the Memorandum and Articles) entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Who can rely on this opinion

6.1	This opinion is given for your benefit in connection with the Company. With the exception of your professional advisers (acting only in that capacity) and purchasers of the Units pursuant to the Registration Statement, it may not be relied upon by any person, other than persons entitled to rely upon it pursuant to the provisions of the Act, without our prior written consent.

6.2	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to this firm in the Registration Statement under the heading “Legal Matters”.

Yours faithfully

/s/ Ogier

Ogier

Schedule 1

Documents examined

Corporate and other documents

1	The certificate of incorporation of the Company dated 28 July 2025 issued by the Registrar.

2	The memorandum and articles of association of the Company filed with the Registrar on 28 July 2025 (the Memorandum and Articles).

3	The written resolutions of the sole director of the Company dated 6 February 2026 (the Board Resolutions).

4	A certificate of good standing dated 5 February 2026 (the Good Standing Certificate) issued by the Registrar in respect of the Company.

5	The register of members of the Company dated 13 August 2025 and provided to us on 4 February 2026.

6	The register of directors and officers of the Company dated 22 July 2025 and provided to us on 4 February 2026.

7	The Register of Writs at the office of the Clerk of Courts in the Cayman Islands as inspected by us on 5 February 2026 (the Register of Writs).

8	A search of the Cayman Online Registry Information Service conducted against the Company at the Registrar on 5 February 2026.

9	The Registration Statement.

10	A draft specimen unit certificate representing the Units and the Over-Allotment Units, as exhibited to the Registration Statement (the Unit Certificates).

11	A draft specimen certificate for the Ordinary Shares, as exhibited to the Registration Statement (the Share Certificates).

12	A draft of the form of the underwriting agreement to be entered into by the Company and Chardan Capital Markets, LLC, as representative of the underwriters named therein, as exhibited to the Registration Statement (the Underwriting Agreement).

13	A draft of the form of the rights agreement and the rights certificate constituting the Rights, each as exhibited to the Registration Statement (the Rights Documents and, together with the Unit Certificates, the Share Certificates and the Underwriting Agreement, the Documents).

Schedule 2

Assumptions

1	All original documents examined by us are authentic, accurate and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic, accurate and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	The Good Standing Certificate is accurate and complete as at the date of this opinion.

5	Where any Document has been provided to us in draft or undated form, that Document has been executed by all parties in materially the form provided to us and, where we have been provided with successive drafts of a Document marked to show changes from a previous draft, all such changes have been accurately marked.

6	Each Document has been or will be duly executed and unconditionally delivered by the Company in the manner authorised in the Board Resolutions.

7	Each Document has been or will be legal, valid and binding and enforceable against all relevant parties in accordance with its terms under relevant law (other than, in the case of the Company, the laws of the Cayman Islands).

8	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(b)	neither the execution or delivery of the Registration Statement or the Documents nor the exercise by any party to the Registration Statement or the Documents of its rights or the performance of its obligations under them contravene those laws or public policies.

9	No monies paid to or for the account of any party under the Registration Statement or the Documents represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Act (as revised) and the Terrorism Act (as revised), respectively).

10	The draft amended and restated articles of association appended to the Registration Statement will be adopted by the Company in accordance with the Memorandum and Articles prior to the date that any Units, Ordinary Shares, Rights, or Over-Allotment Units are issued by the Company.

11	The Register of Writs constitutes a complete and accurate record of the proceedings affecting the Company before the Grand Court of the Cayman Islands as at the time we conducted our investigation of such register.

Schedule 3

Qualifications

Good standing

1	Under the Companies Act annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Limited liability

3	We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company. Our opinion on the subject is based on the Companies Act and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands. Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder. In the absence of these circumstances, we are of the opinion that a Cayman Islands’ court would have no grounds to set aside the limited liability of a shareholder.

Non-assessable

4	In this opinion, the phrase “non-assessable” means, with respect to the Ordinary Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Register of Writs

5	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator, trustee in bankruptcy or restructuring officer in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.